UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): February 23, 2016

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15274	26-0037077
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas	75024-3698
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

 Not Applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective May 20, 2016, Thomas J. Engibous will retire from the Board of Directors (the “Board”) of J. C. Penney Company, Inc. (the “Company”) after 17 years of service as a director, including service as Chairman of the Board from 2012 to 2015. In addition, also effective May 20, 2016, Stephen I. Sadove will retire from the Board to dedicate greater time to his other business and personal ventures. Accordingly, Mr. Engibous and Mr. Sadove will not stand for re-election at the Company’s 2016 Annual Meeting of Stockholders. Mr. Engibous’ and Mr. Sadove’s decisions were not the result of any disagreement with the Company or the Board.

(d) Effective February 23, 2016, the Board has elected Lisa A. Payne and J. Paul Raines as members of the Board. There are no arrangements or understandings between Ms. Payne or Mr. Raines and any other person pursuant to which they were elected as directors. The committees of the Board on which Ms. Payne and Mr. Raines will serve have not yet been determined.

In connection with their elections to the Board, and pursuant to the terms of the Company’s 2014 Long-Term Incentive Plan, Ms. Payne and Mr. Raines will each be granted an award of restricted stock units that represents a pro-rata amount of the current annual equity award to non-associate directors based on the effective date of their elections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:	/s/ Janet Link Janet Link Executive Vice President, General Counsel

Date:  February 29, 2016